EXHIBIT 10.1

February 3, 2011

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Attn: Robert Cascella

Dear Robert:

Pursuant to that certain Asset Purchase Agreement by and among K-V Pharmaceutical Company, a Delaware corporation (“Acquiror”), Cytyc Prenatal Products Corp., a Delaware corporation (“Cytyc”), and Hologic, Inc., a Delaware corporation (“Seller”), dated as of January 16, 2008 and as amended by a letter agreement dated January 8, 2010 (“Amendment No. 1”) (as amended by Amendment No. 1, the “Amended Agreement”), the Acquiror and the Seller are entering into this amendment (this “Amendment No. 2”) to amend certain provisions of the Amended Agreement as of the date hereof. In consideration of the terms set forth in this Amendment No. 2, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Acquiror and the Seller agree as follows:

1. The following definitions in Section 1.1 of the Amended Agreement are amended and restated in their entirety as follows:

“Additional Purchase Price Amount” means the amounts payable pursuant to Sections 4.2(b)(ii)-(iii)(A) below in the event the Acquiror notifies Seller of its election to chose Payment Schedule 1, and means the amounts payable pursuant to Sections 4.2(b)(ii)-(iii)(B) below in the event the Acquiror notifies Seller of its election to chose Payment Schedule 2.

2. Section 4.2(b) of the Amended Agreement is amended and restated in its entirety as follows:

“(b) Subject to the terms and conditions of this Agreement:

(i) On the Transfer Date, the Acquiror shall pay to the Seller $12,500,000 (the “First Additional Purchase Price Payment”).

(ii) On the date that is twelve (12) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $12,500,000, provided that the Transfer Date has already occurred.

(iii) Prior to the date that is eighteen (18) months after the Gestiva NDA Approval Date, the Acquiror shall provide written notice to the Seller as of its intention to pay the remainder of the Purchase Price in accordance with Payment Schedule 1 set forth in subsection (iii)(A) below or Payment Schedule 2 set forth in subsection (iii)(B) below and Acquiror will thereafter be responsible for paying the remainder of the

Purchase Price in accordance with the payment schedule identified in such notice. If no such election is made by the Acquiror prior to the date that is eighteen (18) months after the Gestiva NDA Approval Date, the Acquiror will be deemed to have selected Payment Schedule 1.

(A)	Payment Schedule 1

(1) On the date that is eighteen (18) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $45,000,000, plus the Royalty Amount for the period beginning on the date that is twelve (12) months after the Gestiva NDA Approval Date and ending on the date that is eighteen (18) months after the Gestiva NDA Approval Date, provided that the Transfer Date has already occurred.

(2) On the date that is twenty one (21) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $20,000,000, provided that the Transfer Date has already occurred.

(3) On the date that is twenty four (24) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $20,000,000, plus, any amount due pursuant to subsection (iii)(A)(2) and previously unpaid, provided that the Transfer Date has already occurred.

(4) On the date that is twenty seven (27) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $10,000,000 plus, any amount due pursuant to subsection (iii)(A)(2) or (iii)(A)(3) and previously unpaid, provided that the Transfer Date has already occurred.

(5) Notwithstanding the foregoing, if the Acquirior makes the payment of $45,000,000 owed to the Seller pursuant to subsection (iii)(A)(1) at any time prior to the date that is eighteen (18) months after the Gestiva NDA Approval Date (the date of such $45,000,000 payment being referred to herein as the “$45 Million Payment Date”), the Royalty Amount required to be paid pursuant to subsection (iii)(A)(1) shall be calculated during the period beginning on the date that is twelve (12) months after the Gestiva NDA Approval Date and ending on the $45 Million Payment Date, which Royalty Amount shall be paid within ten Business Days of such $45 Million Payment Date, and the payments required to be made by the Acquiror to the Seller pursuant to subsections (iii)(A)(2), (iii)(A)(3) and (iii)(A)(4) shall thereafter be due from the Acquiror to the Seller at three month intervals following the $45 Million Payment Date.

(6) In the event that Acquiror fails to make any of the payments required to be made pursuant to subsection (iii)(A)(2),

(iii)(A)(3), (iii)(A)(4) or (iii)(A)(5) in full when due (a “Quarterly Payment Default”), the Acquiror shall pay to the Seller the Royalty Amount for the delinquent quarterly payment period (less any Accrued Royalty Amount previously paid with respect to such delinquent quarterly period) within ten Business Days of such delinquent quarterly due date and such failure shall not be considered a Payment Default for purposes of Section 12.4 hereof if such Royalty Amount is so paid. Following any Quarterly Payment Default, the Royalty Amount shall continue to accrue during subsequent quarters until Acquiror pays in full any delinquent payment(s) under subsections (iii)(A)(2), (iii)(A)(3), (iii)(A)(4) and/or (iii)(A)(5) as the case may be (the “Accrued Royalty Amount”), with such Accrued Royalty Amount to be paid within ten Business Days after payment in full of any delinquent payment(s).

(B)	Payment Schedule 2

(1) On the date that is eighteen (18) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller $7,307,692.30, plus the Royalty Amount for the period beginning on the date that is twelve (12) months after the Gestiva NDA Approval Date and ending on the date that is eighteen (18) months after the Gestiva NDA Approval Date, provided that the Transfer Date has already occurred.

(2) On each of the next twelve successive monthly anniversaries of the Gestiva NDA Approval Date occurring after the date set forth in subsection (B)(1) above, the Acquiror shall pay to the Seller $7,307,692.30, provided that the Transfer Date has already occurred.

(3) Within ten Business Days of the date that is twenty four (24) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller the Royalty Amount for the period beginning on the date that is eighteen (18) months after the Gestiva NDA Approval Date and ending on the date that is twenty four (24) months after the Gestiva NDA Approval Date.

(4) Within ten Business Days of the date that is thirty (30) months after the Gestiva NDA Approval Date, the Acquiror shall pay to the Seller the Royalty Amount for the period beginning on the day immediately following the date that is twenty four (24) months after the Gestiva NDA Approval Date and ending on the date that is thirty (30) months after the Gestiva NDA Approval Date.

For purposes of this Section 4.2(b), the term “Royalty Amount” shall mean an amount equal to 5% of Net Sales booked by the Acquiror and any Affiliates of the Acquiror during the applicable period from the sale of Gestiva. For purposes hereof, “Net Sales” shall mean the gross amount invoiced by Acquiror or its Affiliates for sales of Gestiva to independent third parties, less, and only to the extent such items were actually incurred by the Acquiror or its Affiliates as a result of the sale of Gestiva, (a) trade, quantity and/or cash discounts, incentive payments or rebates actually booked, taken or allowed; (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments; (c) actual returns and allowances, (d) freight charges, shipping, delivery, insurance and packing charges, and (e) taxes (other than income taxes, but including excise, value added, sales and use taxes), duties or other governmental charges levied on the sale or measured by the invoiced amount, absorbed by the Acquiror or its Affiliates.

The Acquiror shall not, nor shall it permit or cause any Affiliate to, directly or indirectly shift the sales of Gestiva, or shift revenue of any kind derived therefrom, from one period to another or otherwise manipulate the sale of Gestiva, or manipulate the revenue of any kind derived therefrom, in a manner intended to avoid the payment of any portion of the Royalty Amount during any period within which the Royalty Amount is payable by the Acquiror to the Seller.

The Acquiror agrees to keep all usual and proper records and books of account and all usual and proper entries relating to the sale of Gestiva for a period of four years following the date of the Gestiva NDA Approval Date. The Seller may cause an audit and/or inspection to be made, with at least five Business Days prior written notice to the Acquiror, of the applicable Acquiror records and facilities in order to verify the Royalty Amount with respect to any applicable period within which the Royalty Amount is payable by the Acquiror to the Seller. Any such audit will be conducted at the Acquiror’s facilities during the regular business hours of the Acquiror without disruption to the Acquiror’s business. The Acquiror agrees to provide the Seller’s audit team with access to the relevant records and facilities of the Acquiror. Any such audit will be paid for by the Seller, provided however, that in the event that such audit uncovers a shortfall in the Royalty Amount with respect to the applicable period that exceeds 10% or more of the Royalty Amount paid to the Seller during the applicable audited period, the Acquiror shall promptly upon demand reimburse the Seller for the reasonable costs of such audit.

Notwithstanding anything to the contrary contained herein, the Acquiror may make any of the foregoing payments on or before their due dates. The date on which the Acquiror makes the final payment contemplated by Section 4.2(b)(iii)(A) above or Section 4.2(b)(iii)(B) above, as applicable, is the “Final Payment Date,” and the Royalty Amount shall not be computed on any Net Sales occurring after the Final Payment Date.

3. Section 12.4(a) of the Amended Agreement is amended and restated in its entirety as follows:

“Section 12.4 Retransfer of Assets from the Acquiror to the Seller.

(a) If, prior to the Final Payment Date, the Acquiror breaches its obligation to pay (i) any portion of the Additional Purchase Price Amount (other than the First Additional Purchase Price Payment or as otherwise provided in Section 4.2(b)(iii)(A)) then due, and such breach has not been cured within a period of ten (10) days following the Seller’s written notice of such breach to the Acquiror, or (ii) any undisputed Reimbursable Expenses, and such breach has not been cured within a period of thirty (30) days following the Seller’s written notice of such breach to the Acquiror (a “Payment Default”), then for a period of sixty (60) days the Seller may notify the Acquiror in writing that Seller is electing to exercise its remedies pursuant to this Section 12.4,” provided, however, that any dispute regarding Royalty Amounts shall not be deemed a Payment Default until thirty (30) days after such amount is finally determined by audit or in accordance with the dispute resolution procedures set forth in this Agreement.

4. Section 12.5 of the Amended Agreement is amended and restated in its entirety as follows:

“Section 12.5 Power of Attorney. Subject to the remaining terms hereof, by execution of this Agreement, from and after the occurrence of any Payment Default, Acquiror hereby constitutes and appoints Seller as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, acknowledge and deliver or file all instruments, documents and certificates that may be required to effectuate the transfer of the Retransferred Assets as contemplated by Section 12.4 and the transactions contemplated thereby. The foregoing grant of authority, which may only be exercised by the Seller after the occurrence of any Payment Default, is a special power of attorney coupled with an interest in favor of Seller and as such shall be irrevocable prior to the Final Payment Date and shall survive the merger, dissolution or other termination of the existence of Acquiror. The foregoing grant of authority shall automatically expire and be of no further force and effect on the date that is 120 days following the Final Payment Date.

5. The Amended Agreement as amended by this Amendment is hereby ratified and confirmed. The terms of this Amendment No. 2 shall govern and control in the event of any conflict between the terms of this Amendment and the terms of (a) any correspondence, discussions or other oral arrangements, agreements or understandings between the parties regarding the subject matter contained herein, and/or (b) the Amended Agreement. On a go-forward basis, references to the “Agreement” shall mean references to the Amended Agreement, as modified by this Amendment.

6. The provisions of ARTICLE XIII of the Original Agreement shall apply to this Amendment, mutatis mutandis, as if such provisions were set forth herein (with such non-substantive modifications to such provisions as are necessary to effectuate the terms of this Amendment, without varying the substantive terms hereof).

7. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Original Agreement. This Amendment may be executed in one or more counterparts, each of which will be deemed an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

Sincerely yours,

ACQUIROR:
K-V PHARMACEUTICAL COMPANY, a Delaware corporation

By:	/s/ Gregory J. Divis, Jr.

Name:	Gregory J. Divis, Jr.

Title:	President and Chief Executive Officer

Acknowledged and agreed as of the date first

written above:

SELLER:

HOLOGIC, INC.,

a Delaware corporation (on its own behalf and as the successor to Cytyc Prenatal Products Corp.)

By:	/s/ Robert Cascella

Name:	Robert Cascella

Title:	Chief Executive Officer